As filed with the Securities and Exchange Commission on December 13, 2019

File No. 811-02611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 67	☒

Invesco Exchange Fund

(Exact Name of Registrant as Specified in the Declaration of Trust)

11 Greenway Plaza, Suite 1000

Houston, TX 77046-1173

(Address of Principal Executive Offices)(Zip Code)

(713) 626-1919

(Registrant’s Telephone Number, Including Area Code)

JEFFREY H. KUPOR, ESQ.

11 Greenway Plaza

Suite 1000

Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Joseph C. Benedetti, Esquire	Matthew R. DiClemente, Esquire
Invesco Advisers, Inc.	Stradley Ronon Stevens & Young, LLP
11 Greenway Plaza, Suite 1000	2005 Market Street, Suite 2600
Houston, Texas 77046-1173	Philadelphia, Pennsylvania 19103-7018

EXPLANATORY NOTE

This Post-Effective Amendment No. 67 to the Registration Statement of Invesco Exchange Fund (the “Registrant”) on Form N-1A incorporates herein Part A and Part B as filed in Post-Effective Amendment No. 65 of the Registrant on April 30, 2019 (Accession No. 0001193125-19-128092) (“Amendment No. 65”) and is being filed to amend and supplement Amendment No. 65.

The audited financial statements of the Registrant for the annual period ended December 31, 2018 (as filed on March 8, 2019 (Accession No. 0001193125-19-068320)) and the unaudited semi-annual financial statements of the Registrant for the semi-annual period ended June 30, 2019 (as filed on September 6, 2019 (Accession No. 0001193125-19-239561)) contained in the Annual and Semi-Annual Reports of the Registrant, respectively, are incorporated herein by reference.

Part A is hereby supplemented as follows:

At meetings held December 9-11, 2019, the Board of Trustees of Invesco Exchange Fund (the “Target Fund”), a Delaware statutory trust, unanimously approved an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which the Target Fund would transfer all or substantially all of its assets and liabilities to Invesco S&P 500 Index Fund (the” Acquiring Fund”), a series portfolio of AIM Counselor Series Trust (Invesco Counselor Series Trust), in exchange for shares of the Acquiring Fund that would be distributed to Target Fund shareholders.

The Agreement requires approval by the Target Fund shareholders and will be submitted to the shareholders for their consideration at a special shareholders meeting to be held in or around April 2020. If the Agreement is approved by shareholders of the Target Fund and certain conditions required by the Agreement are satisfied or waived, the reorganization is expected to be consummated in or around May 2020. Upon closing of the reorganization, shareholders of the Target Fund will receive shares of a class of the Acquiring Fund that are equal in value to the shares of the Target Fund that the shareholders held immediately prior to the closing of the reorganization, and the Target Fund will liquidate and cease operations.

A combined Proxy Statement/Prospectus will be sent to shareholders of the Target Fund requesting their vote on the Agreement, which will include a full discussion of the reorganization and the factors the Board of Trustees considered in approving the Agreement.

If shareholders approve the reorganization, it is currently anticipated that the Target Fund will close to new investors approximately two business days prior to the closing date of the reorganization to facilitate a smooth transition of Target Fund shareholders to the Acquiring Fund. All investors who were invested in the Target Fund as of the date on which the Target Fund closed to new investors and remain invested in the Target Fund would be permitted to continue to make additional investments in their existing accounts and open new accounts in their name. The Acquiring Fund will remain open for purchase during this period.

PART C

OTHER INFORMATION

Item 28. Exhibits

a(1)	Third Amended and Restated Agreement and Declaration of Trust dated April 11, 2017(5)

a(2)	Amendment No. 1 dated March 27, 2019 to Third Amended and Restated Agreement and Declaration of Trust dated April 11, 2017(8)

b	Third Amended and Restated Bylaws adopted effective October 26, 2016 (3)

c	Articles II, VI, VII, VIII and IX of the Third Amended and Restated Agreement and Declaration of Trust, as amended, and Articles IV, V and VI of the Third Amended and Restated Bylaws, both as previously filed define rights of holders of shares.

d(1)	Master Investment Advisory Agreement dated September 30, 2015 (1)

d(2)	Master Intergroup Sub-Advisory Agreement dated September 30, 2015 (4)

d(3)

(a) Sub-Advisory Contract between Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(b) Amendment No. 1 dated July 30, 2012, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(c) Amendment No. 2 dated September 25, 2012, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(d) Amendment No. 3 dated February 25, 2013, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(e) Amendment No. 4 dated December 16, 2013, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(f) Amendment No. 5 dated April 22, 2014, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(g) Amendment No. 6 dated June 26, 2014, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(h) Amendment No. 7 dated October 14, 2014, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(i) Amendment No. 8 dated September 30, 2015, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(j) Amendment No. 9 dated December 21, 2015, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(k) Amendment No. 10, dated June 30, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(l) Amendment No. 11, dated July 1, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(m) Amendment No. 12, dated July 27, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(n) Amendment No. 13, dated October 28, 2016, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(o) Amendment No. 14, dated February 27, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(p) Amendment No. 15, dated April 11, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(q) Amendment No. 16, dated December 15, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(r) Amendment No. 17, dated December 18, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(6)

(s) Amendment No. 18, dated April 30, 2018, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011.(9)

(t) Amendment No. 19, dated November 1, 2018, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Capital Management, LLC dated December 14, 2011.(9)

(u) Amendment No. 20, dated May 24, 2019, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Capital Management, LLC dated December 14, 2011.(10)

(v) Amendment No. 21, dated August 15, 2019, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Capital Management, LLC dated December 14, 2011.(11)

(w) Amendment No. 22, dated October 30, 2019, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Capital Management, LLC dated December 14, 2011.(12)

(x) Amendment No. 23, dated November 11, 2019, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Capital Management, LLC dated December 14, 2011.(13)

d(4)

(a) Sub-Advisory Contract between Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017.(6)

(b) Amendment No. 1, dated December 15, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. Invesco Asset Management (India) Private Limited dated April 11, 2017.(6)

(c) Amendment No. 2, dated December 18, 2017, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017.(6)

(d) Amendment No. 3, dated April 30, 2018, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017.(9)

(e) Amendment No. 4, dated November 1, 2018, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017.(9)

(f) Amendment No. 5, dated May 24, 2019, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017.(10)

(g) Amendment No. 6, dated August 15, 2019, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017.(11)

(h) Amendment No. 7, dated October 30, 2019, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017.(13)

(i) Amendment No. 8, dated November 18, 2019, to the Sub-Advisory Contract – Invesco Advisers, Inc. and Invesco Asset Management (India) Private Limited dated April 11, 2017.(13)

e	Omitted pursuant to General Instruction B.2. of Form N-1A.

f	Not Applicable.

g(1)(a)	Master Custodian Contract dated June 1, 2018.(7)

g(2)	Transfer Agency and Service Agreement dated September 30, 2015. (1)

g(3)	(a) Master Administrative Services Agreement dated September 30, 2015. (1) (b) Amendment No. 1, dated January 1, 2019, to the Master Administrative Services Agreement dated September 30, 2015. (*)

h	Memorandum of Agreement, dated December 9, 2019, regarding advisory fee waivers and affiliated money market fund waivers, between Registrant and Invesco Advisers, Inc.(13)

i	Omitted pursuant to General Instruction B.2 of Form N-1A.

j	Omitted pursuant to General Instruction B.2 of Form N-1A.

k	Omitted pursuant to General Instruction B.2 of Form N-1A.

l	Not Applicable.

m	Not Applicable.

n	Not Applicable.

o	Not Applicable.

p(1)	Invesco Advisers, Inc. Code of Ethics, amended January 1, 2019, relating to Invesco Advisers, Inc. and any of its subsidiaries. (7)

(2)	Invesco UK Code of Ethics dated February 1, 2019, relating to Invesco Asset Management Limited. (7)

(3)	Invesco Ltd. Code of Conduct, dated October 2019, relating to Invesco Asset Management (Japan) Limited. (13)

(4)	Invesco Hong Kong Limited Code of Ethics dated November 2018, relating to Invesco Hong Kong Limited. (7)

(5)	Invesco Ltd. Code of Conduct, dated October 2019, relating to Invesco Canada Ltd. (13)

(6)	Invesco EMEA (ex UK) Employees Code of Ethics dated 2018, relating to Invesco Asset Management Deutschland (GmbH). (7)

(7)	Invesco Senior Secured Management Code of Ethics Policy revised August 2018 and Invesco Advisers, Inc. Code of Ethics, amended January 1, 2019. (7)

(8)	Invesco Capital Management, LLC (formerly Invesco PowerShares Capital Management, LLC) Code of Ethics amended January 1, 2019. (7)

(9)	Invesco Asset Management (India) PVT. LTD. Personal Trading Policy amended June 30, 2018 and Invesco Ltd., Code of Conduct dated October 2019 relating to Invesco Asset Management (India) PVT. LTD. (13)

(1)	Incorporated herein by reference to Amendment No. 51, filed on September 30, 2015.
(2)	Incorporated herein by reference to Amendment No. 55, filed on April 29, 2016.
(3)	Incorporated herein by reference to Amendment No. 58, filed on March 28, 2017.

(4)	Incorporated herein by reference to Amendment No. 59, filed on April 28, 2017
(5)	Incorporated herein by reference to Amendment No. 60, filed on May 25, 2017
(6)	Incorporated herein by reference to Amendment No. 62, filed on April 30, 2018.
(7)	Incorporated herein by reference to Amendment No. 64, filed on March 1, 2019.
(8)	Incorporated herein by reference to Amendment No. 65, filed on April 30, 2019.
(9)	Incorporated herein by reference to Post-Effective Amendment No. 112 to AIM Sector Funds (Invesco Sector Funds) Registration Statement on Form N-1A on October 25, 2019.
(10)	Incorporated herein by reference to Post-Effective Amendment No. 178 to AIM Investment Funds (Invesco Investment Funds) Registration Statement on Form N-1A on September 26, 2019.
(11)	Incorporated herein by reference to Post-Effective Amendment No. 91 to AIM Investment Securities Funds (Invesco Investment Securities Funds) Registration Statement on Form N-1A on September 26, 2019.
(12)	Incorporated herein by reference to Post-Effective Amendment No. 135 to AIM Equity Funds (Invesco Equity Funds) Registration Statement on Form N-1A on November 21, 2019.
(13)	Incorporated herein by reference to Post-Effective Amendment No. 154 to AIM Growth Series (Invesco Growth Series) Registration Statement on Form N-1A on December 9, 2019.
(*)	Filed herewith electronically.

Item 29. Persons Controlled by or Under Common Control with Fund

None.

Item 30. Indemnification

Indemnification provisions for officers, trustees, and employees of the Registrant are set forth in Article VIII of the Registrant’s Third Amended and Restated Agreement and Declaration of Trust, as amended, and Article VIII of its Third Amended and Restated Bylaws, and are hereby incorporated by reference. See Item 28(a) and (b) above. Under the Third Amended and Restated Agreement and Declaration of Trust, amended and restated effective as of April 11, 2017, (i) Trustees or officers, when acting in such capacity, shall not be personally liable for any act, omission or obligation of the Registrant or any Trustee or officer except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust; (ii) every Trustee, officer, employee or agent of the Registrant shall be indemnified to the fullest extent permitted under the Delaware Statutory Trust Act, the Registrant’s Third Amended and Restated Bylaws and other applicable law; (iii) in case any shareholder or former shareholder of the Registrant shall be held to be personally liable solely by reason of his being or having been a shareholder of the Registrant or any portfolio or class and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable portfolio (or allocable to the applicable class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Third Amended and Restated Bylaws and applicable law. The Registrant, on behalf of the affected portfolio (or class), shall upon request by the shareholder, assume the defense of any such claim made against the shareholder for any act or obligation of that portfolio (or class).

The Registrant and other investment companies and their respective officers and trustees are insured under a joint Mutual Fund Directors and Officers Liability Policy, issued by ICI Mutual Insurance Company and certain other domestic issuers, with limits up to $100,000,000 and an additional $40,000,000 of excess coverage (plus an additional $30,000,000 limit that applies to independent directors/trustees only).

Section 16 of the Master Investment Advisory Agreement between the Registrant and Invesco Advisers, Inc. (Invesco) provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Invesco or any of its officers, directors or employees, that Invesco shall not be subject to liability to the Registrant or to any shareholder of the Registrant for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

Section 10 of the Master Intergroup Sub-Advisory Contract for Mutual Funds (the Sub-Advisory Contract) between Invesco, on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Canada Ltd., Invesco Hong Kong Limited and Invesco Senior Secured Management, Inc., and separate Sub-Advisory Agreements with Invesco Capital Management, LLC and Invesco Asset Management (India) Private Limited (each a Sub-Adviser, collectively the Sub-Advisers) provides that the Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Registrant in connection with the matters to which the Sub-Advisory Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under the Sub-Advisory Contract.

Item 31. Business and Other Connections of Investment Adviser

The only employment of a substantial nature of Invesco Adviser’s directors and officers is with the Advisers and its affiliated companies. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Canada Ltd., Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc., Invesco Capital Management, LLC and Invesco Asset Management (India) Private Limited (each a Sub-Adviser, collectively the Sub-Advisers) reference is made to Form ADV filed under the Investment Advisers Act of 1940 by each Sub-Adviser herein incorporated by reference. Reference is also made to the caption “Item 10. Management, Organization and Capital Structure” in the Prospectus which comprises Part A of this Registration Statement, and to the caption “Item 19. Investment Advisory and Other Services” of the Statement of Additional Information which comprises Part B of this Registration Statement.

Item 32. Principal Underwriters

Not applicable.

Item 33. Location of Accounts and Records

Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, Georgia 30309, will maintain physical possession of each such account, book or other document of the Registrant at the Registrant’s principal executive offices, 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, except for those maintained at its Atlanta offices at the address listed above or at its Louisville, Kentucky offices, 400 West Market Street, Suite 3300, Louisville, Kentucky 40202 and except for those relating to certain transactions in portfolio securities that are maintained by the Registrant’s Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, and the Registrant’s Transfer Agent and Dividend Paying Agent, Invesco Investment Services, Inc., 219078, Kansas City, Missouri 64121-9078.

Records may also be maintained at the offices of:

Invesco Asset Management Deutschland GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi,

Minato-ku, Tokyo 106-6114

Invesco Hong Kong Limited

41/F, Champion Tower

Three Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 800

Toronto, Ontario

Canada M2N 6X7

Invesco Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Invesco Asset Management (India) Private Limited

3rd Floor, GYS Infinity, Subhash Road

Paranjpe B Scheme, Ville Parle (East)

Mumbai – 400 057, India

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Invesco Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Houston, and the State of Texas, on the 13th day of December 2019.

INVESCO EXCHANGE FUND

By:	/s/ Sheri Morris
Sheri Morris
President

INDEX

g(3)(b)	Amendment No. 1, dated January 1, 2019, to the Master Administrative Services Agreement dated September 30, 2015